Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

IMS HEALTH INCORPORATED

(Pursuant to Section 242 of the General Corporation Law)

The undersigned, Robert H. Steinfeld, the Senior Vice President, General Counsel and Corporate Secretary of IMS Health Incorporated (the “Corporation”), hereby certifies that:

1.             The present name of the Corporation is IMS Health Incorporated (the “Corporation”), and the date of filing of the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”) with the Secretary of the State of Delaware was May 29, 1998.

2.             The name under which the Corporation was originally incorporated was IMS Health Incorporated and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of the State of Delaware was February 3, 1998.

3.             Articles Seventh and Ninth of the Restated Certificate of Incorporation are hereby amended and restated in their entirety as follows:

SEVENTH: (1) The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors. At the annual meeting of stockholders that is held in calendar year 2008, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of stockholders that is held in calendar year 2011 and until such directors’

successors shall have been elected and qualified. Commencing at the annual meeting of stockholders that is held in calendar year 2009, directors shall be elected annually for terms of one year, except that any director in office at the 2009 annual meeting whose term expires at the annual meeting of stockholders held in calendar year 2010 or 2011 (a “Continuing Classified Director”) shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified. At each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified.  A director shall hold office until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If any applicable provision of the General Corporation Law of the State of Delaware expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80 percent of the voting power of all shares of the corporation entitled to vote generally in the election of directors voting as a single class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Directors may be removed with or without cause, by the affirmative vote of at least a majority in voting power of all shares of the corporation entitled to vote generally in the election of directors, voting as a single class; provided, however, that Continuing Classified Directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% in voting power of the shares of the corporation entitled to vote generally in the election of directors (voting as a single class) cast at a meeting of the stockholders called for that purpose.

(2)  Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock or Series Common Stock issued by the corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock or Series Common Stock) applicable thereto.

NINTH: Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent in voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article Fifth, Article Eighth or this Article Ninth or to adopt any provision inconsistent therewith.

4.             The foregoing amendments to the Restated Certificate of Incorporation have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law of the State of Delaware.

IN WITNESS HEREOF, the undersigned has signed this Certificate of Amendment of the Certificate of Incorporation this 8th day of May, 2008.

/s/ Robert H. Steinfeld
Robert H. Steinfeld
Senior Vice President, General Counsel
and Corporate Secretary